As filed with the Securities and Exchange Commission on June 7, 2002
                                                    Registration No. 333-_____


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                      ______________________________

                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                      PROGRESS FINANCIAL CORPORATION
           ------------------------------------------------------
           (Exact name of Registrant as specified in its charter)

      Delaware                      6711                       23-2413363
------------------------   -------------------------      -------------------
(State or other juris-        (Primary Standard            (I.R.S. Employer
diction of incorporation   Industrial Classification      Identification No.)
  or organization)                Code No.)

                         Four Sentry Parkway
                              Suite 200
                  Blue Bell, Pennsylvania  19422-0764
                            (610) 825-8800
    -----------------------------------------------------------------------
    (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                             W. Kirk Wycoff
             Chairman, President and Chief Executive Officer
                     Progress Financial Corporation
                          Four Sentry Parkway
                               Suite 200
                              P.O. Box 3036
                  Blue Bell, Pennsylvania  19422-0764
                             (610) 825-8800
  ------------------------------------------------------------------------
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             with a copy to:

                        Raymond A. Tiernan, Esq.
                        Kenneth B. Tabach, Esq.
                 Elias, Matz, Tiernan & Herrick L.L.P.
                         734 15th Street, N.W.
                        Washington, D.C. 20005
                            (202) 347-0300

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



        If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                     CALCULATION OF REGISTRATION FEE
==============================================================================

                                      Proposed       Proposed
                                      Maximum        Maximum
Title of each Class       Amount      Offering       Aggregate     Amount of
of Securities to be       to be       Price Per      Offering     Registration
    Registered          Registered    Share (2)      Price (2)        Fee
------------------------------------------------------------------------------
Common Stock, par
 value $1.00 per
 share               1,153,330 shares   $9.95       $11,475,633     $1,055.76
==============================================================================

(1) This amount represents shares to be offered by the selling shareholders from time to time after the effective date of this registration statement at prevailing market prices at time of sale. Pursuant to Rule 416, this registration statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions.
(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the common stock as reported on the Nasdaq National Market System on June 3, 2002

                          ______________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

------------------------------------------------------------------------------


















                  Subject to Completion, Dated June 7, 2002

PROSPECTUS





                              1,153,330 Shares


                      PROGRESS FINANCIAL CORPORATION


                               Common Stock






     This prospectus relates to the offering of up to 1,153,330 shares of common stock of Progress Financial Corporation which may be sold from time to time by the selling shareholders identified on pages 5 and 6. We will not receive any of the proceeds from the sale of common stock being offered by the selling stockholders.

     The common stock is traded on the Nasdaq Stock Market's
National Market under the symbol "PFNC." On June 6, 2002, the closing price for the common stock was $10.14 per share.

     See "Risk Factors" beginning on page 2 for a discussion of certain factors that should be considered carefully by prospective investors in the common stock.

                         _______________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                         _______________


     The securities offered hereby are not deposits or savings accounts and are not insured by the Federal Deposit Insurance
Corporation or any other government agency or instrumentality.


         The date of this prospectus is _______ __, 2002



  The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and
  Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                        TABLE OF CONTENTS

                                                             Page
                                                             ----

About this Prospectus.......................................  1
Risk Factors................................................  2
Progress Financial Corporation..............................  4
Use of Proceeds.............................................  5
Selling Shareholders........................................  5
Description of Capital Stock................................  7
Restrictions on Acquisitions of the Company.................  8
Plan of Distribution........................................  8
Legal Matters...............................................  9
Experts.....................................................  9
Where You Can Find More Information.........................  9
Cautionary Statement About Forward Looking Statements....... 10




                      ABOUT THIS PROSPECTUS

     In this prospectus, "Progress," "us," "we" and "our" refer to Progress Financial Corporation and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

     You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

     The shares offered by this prospectus have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the shares.

     You should read this prospectus together with the additional information described under the heading "Where You Can Find More
Information" on page 9 of this prospectus.







                                1



                          RISK FACTORS

     Prospective investors should consider carefully the following factors in addition to the other information included or incorporated by reference in this prospectus before making an investment in the common stock.

We are operating under a written directive issued by the Office of Thrift Supervision and we could be subject to additional actions if we fail to comply with its terms.

     During July 2001, our board of directors approved a resolution to comply with the terms of a directive issued by the Office of Thrift Supervision that requires Progress Bank to (i) reduce its lending to early stage technology companies; (ii) increase its leverage capital ratio to no less than 8.0% and its total risk-basked capital ratio to no less than 14.0% by April 1, 2002 through gradual compliance; and (iii) increase its valuation allowance and implement improved credit review and monitoring programs. The increased capital levels reflect Progress Bank's level of business lending, particularly in the technology sector and continued economic concerns. At March 31, 2002, Progress Bank's leverage capital ratio and total risk-based capital ratio was 8.30% and 14.84%, respectively.

     On February 7, 2002, the OTS approved our revised capital enhancement plan and agreed to extend the dates that Progress Bank must comply with the targeted ratio of classified assets to capital. As revised, Progress Bank's classified assets to capital ratio must not exceed 25% on June 30, 2002 and must not exceed 20% on September 30, 2002. At April 30, 2002, Progress Bank's classified assets to capital ratio was approximately 33.9%. Progress Bank is working aggressively to reduce the ratio and comply with the terms of the directive; but there can be no assurance that Progress Bank will be in compliance with these requirements on such dates. Failure to comply with such ratios
could result  in the OTS taking further action.   As of March 31,
2002, Progress Bank was in compliance with the terms of the OTS directive.

In connection with the OTS directive, we suspended our dividend payment and there is no assurance that dividends will be reinstated.

     The terms of the OTS directive provide that we will not pay cash dividends on our capital stock until Progress Bank achieves the required capital levels and has implemented an acceptable capital plan. As such, we have suspended the quarterly cash dividend on our common stock as well as suspended our stock repurchase program. Although we have submitted an acceptable capital plan and Progress Bank is in compliance with the required capital levels, there can be no assurance that the dividend will be reinstated.

Our commercial business, construction, commercial real estate and lease financing are riskier than traditional residential lending.

     Although we recently de-emphasized lease financing, from 1996 through 2001 we emphasized the origination of commercial business, residential construction, commercial real estate and lease financing. These loans have different and more risk than traditional single-family residential loans, and could result in higher loan losses.

     Commercial business loans often involve large loan balances to single borrowers. Payments on commercial business loans typically depend on the successful operation of the project or the borrower's business. Commercial real estate lending can also be affected by supply and demand conditions in the local market for apartments, offices, warehouses and other commercial space. Construction financing is also thought to have more risk of loss than long-term loans on improved, owner-occupied real estate. Whether a construction loan loses money depends largely upon the accuracy of the initial estimate of the completed property's value and the estimated cost of construction. During construction, delays and cost overruns could occur for many reasons. If the estimated value is inaccurate, we could have a completed project with a value which is not sufficient to assure full repayment of the loan.

     Lease financing may also have more credit risk than single-family residential lending because of the faster depreciation of the types of assets securing leases such as equipment, phone systems, computers, automobiles and furniture. In addition, we have a greater risk of loss on the disposition of the residual value of the equipment underlying its leases. For some of the leases, we retain the residual value of the leased property upon expiration of

                                2



the lease. In the event that the residual value is less than provided for in the lease, we may lose money when we dispose of the property.

Changes in interest rates could adversely effect our earnings.

     Progress Bank's operations depend mostly on net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most financial institutions, our earnings are affected by changes in market interest rates and other economic factors beyond our control. If our interest-earning assets have shorter maturities than our interest-bearing liabilities, our yield on interest-earning assets generally will adjust more rapidly than the cost of our interest-bearing liabilities. As a result, our net interest income generally would be hurt by decreases in interest rates and helped by increases in interest rates.

     In addition to affecting interest income and expense, changes in interest rates also can affect the market value of our interest-earning assets. Generally, the market value of fixed-rate instruments moves in the opposite direction of moves in interest rates. At December 31, 2001, we had $38.2 million of investment securities which were classified as held to maturity. Such designation effectively prevents us from selling these assets in order to meet our liquidity needs or in response to increases in market interest rates. Generally, the reclassification and sale of any of these assets could result in the remainder of our portfolio of investment and mortgage-backed securities classified as held to maturity being reclassified as available for sale. Securities classified as available for sale must be reported at fair value, with unrealized gains or losses being reported as a component of comprehensive income. Our investment and mortgage-backed securities available for sale had an aggregate carrying value of $211.8 million and an amortized cost of $212.8 million at December 31, 2001.

     Changes in interest rates also can affect the average life of loans and mortgage-related securities. Decreases in interest rates generally result in increased prepayments of loans and mortgage-backed securities, as borrowers refinance their loans. Under these circumstances, we may not be able to reinvest the funds received because of the loan prepayments at rates which are comparable to the rates on the maturing loans or securities.

We depend on key personnel whose loss could hurt our operations.

     We are currently dependent on the continued services of certain key management personnel. W. Kirk Wycoff, President and Chief Executive Officer of Progress, maintains a significant role
in the development and management of our business.   In addition,
we have put together a senior management team primarily with commercial banking experience, Eric J. Morgan, Senior Vice President for Credit and Administration, and Michael B. High,
Chief Operating Officer and Chief Financial Officer.   The loss
of services of Mr. Wycoff or the other senior executives could hurt our operations.

Anti-takeover provisions could discourage takeover attempts.

     Certain provisions of our certificate of incorporation and bylaws and Delaware law as well as our shareholder rights plan, could have the effect of discouraging takeover attempts which certain stockholders might deem to be in their interest. These provisions may also make it more difficult for our stockholders to remove members of our board of directors and management. In addition, various federal laws and regulations could affect the ability of another person to acquire us or shares of our common stock.





                                3



                 PROGRESS FINANCIAL CORPORATION

     We are a financial services company incorporated under the laws of the State of Delaware headquartered in Blue Bell, Pennsylvania. We own all of the outstanding stock of Progress Bank, a federally chartered savings bank. We are a registered unitary thrift holding company and authorized as a Delaware corporation to engage in any activity permitted by the Delaware General Corporation Law and federal law and regulation. The holding company structure permits us to expand the size and scope of the financial services offered beyond those that the bank is permitted to offer.

     Our current business strategy is to focus on community banking and wealth management, providing a full range of traditional banking services including commercial business loans, commercial real estate loans, residential construction and consumer lending, funded primarily by customer deposits and providing financial planning services, life insurance and investments. Our business activities also include commercial mortgage banking and brokerage services and financial and operational management consulting services for commercial clients, which provide an additional source of fee income. In 2001, we began to focus on a corporate simplification program, which commenced in early 2000. As part of this new strategy, we reduced the number of our businesses at the end of 2001, including venture fund management and real estate development. In January 2002, Progress Bank also sold its technology lending group to Comerica Bank-California.

     Progress Bank increased its retail network with the addition of four banking offices during 2001 expanding further into Bucks County, Pennsylvania and into the state of New Jersey. Progress Bank has a total of twenty banking offices in the Delaware Valley area with ten full-service banking offices located in Montgomery County, four full-service banking offices in Bucks County, one full-service banking office in Delaware County, two full-service banking offices in Chester County, two full-service banking offices in Philadelphia County, in southeastern Pennsylvania and one full-service banking office in Lambertville, Hunterdon County, New Jersey. In 2001, banking hours were expanded at all banking offices to give clients increased convenience of banking. Also, during 2001, item processing was brought in-house, providing more management oversight, greater operational efficiency and improved quality.

     Historically, our principal business consisted of attracting deposits from the general public through Progress Bank's banking office network and using such deposits to originate loans secured by first mortgage liens on existing single-family residential, multi-family residential and commercial real estate as well as to originate construction loans. Beginning in 1995, our emphasis shifted to commercial business, commercial real estate, construction lending and equipment leasing, with a focus on providing such banking services to small- and medium-sized businesses, including companies in the technology sector. During 2001, we decided to reduce our exposure in the technology sector and dedicate all resources to more traditional lines of business which have a more predictable earnings level including expanding the retail franchise and focusing on core banking. Therefore, we exited the business of lending to pre-profit companies in July 2001and in November 2001 entered into an agreement to sell a significant portion of loans in the technology sector, which closed in January 2002. We also de-emphasized the equipment leasing operation and have exited asset-based lending.

     We also invest in mortgage-backed securities, including securities which are insured or guaranteed by the U.S. Government and agencies thereof, and other similar investments permitted by applicable laws and regulations. In addition, Progress Bank is periodically involved in real estate development and related activities, through its subsidiaries, solely to facilitate the completion and sale of certain property held as real estate owned.

     As a registered thrift holding company, we are subject to examination and regulation by the Office of Thrift Supervision and various reporting and other requirements of the Commission. Progress Bank, as a federally chartered savings bank, is subject to comprehensive regulation and examination by the OTS, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation, which administers the Savings Association Insurance Fund, which insures Progress Bank's deposits to the maximum extent permitted by law.

     Progress Bank is a member of the FHLB of Pittsburgh, which is one of the 12 regional banks which comprise the FHLB System. Progress Bank is further subject to regulations of the Board of Governors of the Federal Reserve System governing reserves required to be maintained against deposits and certain other matters.

                                4



     Our principal executive offices are located at Four Sentry
Parkway, Suite 200, Blue Bell, Pennsylvania 19422-0764, and our telephone number is (610) 825-8800.

                         USE OF PROCEEDS

     We will not receive any of the proceeds from sales of stock being offered. See "Selling Shareholders" for a list of those persons who will receive the proceeds from such sales.

                      SELLING SHAREHOLDERS

     The selling shareholders acquired the shares in a private placement of our common stock in February 2002. In the private placement, we issued 1,153,330 shares of our common stock at a price of $7.50 per share to accredited investors. We received net proceeds of approximately $8.3 million in the offering. We granted registration rights to the investors covering the resale of common stock issued to investors in the private placement. We are registering the shares on a registration statement on Form S-3, of which this prospectus forms a part. The shares are being registered to permit public secondary trading of the shares, and the selling shareholders may offer the shares for resale from time to time.

     The following table lists the selling shareholders and sets forth certain information known to us as of May 31, 2002 regarding the beneficial ownership of common stock of each selling shareholder. The following table assumes that the selling shareholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that will actually be sold by each selling shareholder.


                                         Shares owned prior         Number of           Shares owned after
                                          to this offering           shares               this offering
                                    -------------------------       offered by       -----------------------
Name                                  Number       Percentage    this prospectus       Number     Percentage
---------------------------------   ----------     ----------    ---------------     ----------   ----------
Robert G. Cox                         10,000           * %            10,000             --           --%
Richard J. Levinson                   10,000           *              10,000             --           --
John M. Blume                         10,000           *              10,000             --           --
Lester K. Wismer and
  Evelyn K. Wismer                                                    10,000
Arthur Wiener                         10,000           *              10,000             --           --
Drake Associates, L.P.                10,000           *              10,000             --           --
Richard A. Hortsmann                                                  30,000
Financial Institutions
  Partners II, L.P.                   16,500           *              16,500             --           --
Financial Institutions
  Partners III, L.P.                  16,500           *              16,500             --           --
Jackson Ventures IV L.P.              50,000           *              50,000             --           --
Metex Corporation                     10,000           *              10,000             --           --
Stilwell Associates, L.P.             60,000           *              60,000             --           --
Craig A. White and
  Deborah White                       30,000           *              30,000             --           --
Banc of America Securities,
  LLC FBO Hot Creek Investors, L.P.   53,650           *              53,650             --           --
Acadia Fund I, LP                     75,000          1.1             75,000             --           --
FJ Morrissey & Co., Inc. FBO
  James M. Weaver IRA                 27,230           *              23,330           3,900           *
FJ Morrissey & Co., Inc. FBO
  Alexander A. Maguire IRA            12,384           *              10,000           2,384           *
Edward H. Maguire                     10,000           *              10,000             --           --
Susan M. Barrett                      10,000           *              10,000             --           --


                                5



                                         Shares owned prior         Number of           Shares owned after
                                          to this offering           shares               this offering
                                    -------------------------       offered by       -----------------------
Name                                  Number       Percentage    this prospectus       Number     Percentage
--------------------------------    ----------     ----------    ---------------     ----------   ----------
Virginia M. W. Gardiner              10,000             * %           10,000              --           --%
Suzanne F. Collins                   10,000             *             10,000              --           --
Dr. John P. Dahdah and Dr.
  Carol Henwood-Dahdah               10,000             *             10,000              --           --
Leon Prince                          10,000             *             10,000              --           --
Philadelphia United Life
  Insurance Co. c/o
  Mr. Robert R. Ries                 10,000             *             10,000              --           --
FJ Morrissey & Co., Inc. FBO
  Henry B. Maguire IRA               10,243             *             10,000             243            *
Robert Weis                          10,000             *             10,000              --           --
RBC Dain Rauscher FBO Peter
  Panas IRA                          10,000             *             10,000              --           --
Bay Pond Partners                                                     70,005
Bay Pond Investors (Bermuda) L.P.                                     11,667
Astor & Co                                                           151,678
Verity Associates LP                 20,000             *             20,000              --           --
Hamburg, Rubin, Mullin, Maxwell
  & Lupin, a Professional
  Corporation Retirement Plan        33,622             *             10,000          23,622            *
James Marks                          15,000             *             15,000              --           --
Jackson T. Stephens                  66,000             *             25,000          41,000            *
Robert & Patricia P. Ayerle          20,300             *             15,000           5,300            *
SC Fundamental Value Fund, L.P.      38,760             *             38,000             760            *
SC Fundamental Value BVI, Ltd.       63,240             *             62,000           1,240            *
Leon and Lois Fox                   102,689            1.5            10,000          92,689          1.3
Arthur J. Kania Trust udt
  3/31/67 (1)                       240,357            3.4            40,000         200,357          2.8
Arlene Hillig                        15,000             *             15,000              --           --
Arthur J. Kania, Jr                  10,000             *             10,000              --           --
James D. Kania                       10,000             *             10,000              --           --
Linda Kania                          15,000             *             15,000              --           --
Arthur J. Kania FBO Arthur J.
  Kania III Trust                     7,500             *              7,500              --           --
Arthur J. Kania FBO Katherine
  E. Kania Trust                      5,000             *              5,000              --           --
Arthur J. Kania FBO James D.
  Kania, Jr. Trust                    7,500             *              7,500              --           --
Arthur J. Kania FBO Michael
  Kania Trust                         7,500             *              7,500              --           --
Arthur J. Kania FBO Alyssa M.
  Roland Trust                        7,500             *              7,500              --           --
Arthur J. Kania FBO Jenna
  Roland Trust                        7,500             *              7,500              --           --
Arthur J. Kania FBO Heather
  Roland Trust                        7,500             *              7,500              --           --
Brittany Investors                  100,000            1.4            50,000          50,000            *

________________
  *Less than 1% of the outstanding common stock.

  (1) Arthur J. Kania disclaims beneficial ownership or control of shares owned by the Arthur J. Kania Trust or members of his family. Includes
      155,389 shares beneficially owned by Arthur J. Kania directly.


                                6



                  DESCRIPTION OF CAPITAL STOCK

     We are currently authorized to issue up to 12,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. At March 31, 2002, there were 7,034,000 shares of common stock issued and outstanding and no shares of preferred stock were issued. The capital stock of Progress Financial Corporation does not represent or constitute a savings account or deposit of Progress Financial Corporation or Progress Bank and is not insured by the FDIC or any other governmental agency.

Common Stock

     General. Each share of common stock has the same relative rights and is identical in all respects with each other share of common stock. The common stock is not subject to call for redemption and, is fully paid and non-assessable.

     Voting Rights. Except as provided in any resolution or resolutions adopted by the board of directors establishing any series of preferred stock, the holders of common stock possess exclusive voting rights in Progress. Each holder of common stock is entitled to one vote for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors.

     Dividends. The holders of the common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefor.

     Pre-emptive Rights. Holders of the common stock do not have any pre-emptive rights with respect to any shares which may be issued by Progress in the future; Progress, therefore, may sell shares of common stock without first offering them to its then-existing stockholders.

     Liquidation. In the event of any liquidation, dissolution or winding up of Progress, the holders of the common stock would be entitled to receive, after payment of all debts and liabilities of Progress, all assets of Progress available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of the common stock.

Preferred Stock

     The board of directors is authorized to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences, or both.

     The authorized but unissued shares of preferred stock (as well as the authorized but unissued and unreserved shares of common stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, stockholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for continued listing of the common stock on the Nasdaq National Market System or the requirements of any exchange on which the common stock may then be listed.

Transfer Agent

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

                                7



           RESTRICTIONS ON ACQUISITION OF THE COMPANY

General

     Our certificate of incorporation and bylaws, the Delaware General Corporation Law and applicable federal laws and regulations contain certain provisions which may be deemed to have a potential anti-takeover effect. Such provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which our stockholders may deem to be in their best interest or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Certain of such provisions also may make it more difficult for stockholders to remove members of our board of directors and management. We are not aware of any existing or threatened effort to acquire control of Progress.

Federal Laws and Regulations

     Federal laws and regulations generally require any person who intends to acquire control of a savings and loan holding company or savings institution to give at least 60 days prior written notice to the OTS. "Control" is defined as the power, directly or indirectly, to direct the management or policies of a savings institution or to vote 25% or more of any class of voting securities of the savings institution. In addition to the foregoing restrictions, a company must secure the approval of the OTS before it can acquire control of a savings institution.
Under federal regulations, a person (including business entities) is deemed conclusively to have acquired control if, among other things, such person acquires: (a) 25% or more of any class of voting stock of the savings institution; (b) irrevocable proxies representing 25% or more of any class of voting stock of the savings institution; (c) any combination of voting stock and irrevocable proxies representing 25% or more of any class of such institution's voting stock; or (d) control of the election of a majority of the directors of the savings institution. In addition, a rebuttable presumption of control arises in the event a person acquires more than 10% of any class of voting stock (or more than 25% of any class of non-voting stock) and is subject to one or more of eight enumerated control factors. Such regulations also set forth rebuttable presumptions of concerted action and the procedures to follow to rebut any such presumptions. The OTS is specifically empowered to disapprove such an acquisition of control if it finds, among other reasons, that (i) the acquisition would substantially lessen competition;
(ii) the financial condition of the acquiring person might jeopardize the institution or its depositors; or (iii) the competency, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution or the public to permit the acquisition of control by such person.

                      PLAN OF DISTRIBUTION

     Each of the selling stockholders may sell his, her or its shares of stock offered directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of stock may be effected in one or more transactions that may take place on the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales. Sales of the stock may be effected to cover previous short sales of common stock.

     The selling stockholders may affect transactions by selling the stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or negotiated discounts, concessions or commissions from the selling stockholders.

     The aggregate proceeds to the selling stockholders from the sale of the stock will be the purchase price of the stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by Progress. The selling stockholders and any dealers or agents that participate in the distribution of the stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the stock

                                8



by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     Each selling stockholder and any other person participating in a distribution of the stock will be subject to applicable provisions of the Exchange Act, including Regulation M and Rules 101 through 105 thereunder. Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of stock by, selling stockholders and other persons participating in a distribution of the stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

                          LEGAL MATTERS

     The validity of the shares of common stock being offering will be passed upon for us by the law firm of Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                             EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2001 have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

               WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by us at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Our filings with the Commission are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov).

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act. This prospectus is a part of the registration statement. As permitted by the Securities Act, this prospectus does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

     The Commission allows us to "incorporate by reference" into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained in later-filed documents incorporated by reference in this prospectus. We incorporate by reference the documents filed by it with the Commission listed below and any future filings made by us with the Commission prior to the termination of the offering made hereby under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

                                9



   Company Filings (File No. 0-14815)                     Period/Date
   ----------------------------------                     -----------

   Annual Report on Form 10-K                Year ended December 31, 2001
   Quarterly Report on Form 10-Q             Three months ended March 31, 2002
   Current Reports on Form 8-K               Filed on January 9, January 23,
                                             February 7, February 14, and
                                             April 22, 2002

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Progress Financial Corporation
          Four Sentry Parkway, Suite 200
          Blue Bell, Pennsylvania 19422-0764
          Attention: Michael B. High
          (610) 825-8800

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with information that is different from that which is contained in this prospectus. Moreover, no offer of the common stock is being made in any state where the offer is not permitted. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

    CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

     Certain statements contained or incorporated by reference herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "anticipate," "believe," "commitment," "consider," "continue," "could," "encourage," "estimate," "expect," "intend," "may," "plan," "present," "propose," "prospect," "will," future or conditional verb tenses, similar terms, variations on such terms or negatives of such terms. Although we believe that the anticipated results or other expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of factors, including, but not limited to, those described below and other factors generally affecting the banking industry. Some, but not all, of these risks are summarized under "Risk Factors" in this prospectus as well as in our reports and filings with the Commission, including our periodic reports under the Exchange Act. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.








                                10





==============================================================================










                             1,153,330 SHARES


                      PROGRESS FINANCIAL CORPORATION


                              COMMON STOCK









                           _______________

                             PROSPECTUS
                           _______________











                          ________ __, 2002



==============================================================================





                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

SEC registration fee                               $  1,056
Legal fees and expenses                              10,000*
Accounting fees and expenses                          3,000*
Miscellaneous expenses                                1,944
                                                   --------
     Total                                         $ 16,000*
                                                   ========
_________________
*    Estimated.

Item 15.   Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law ("DGCL") sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation and Bylaws of Progress provide that the directors, officers, employees and agents of Progress shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorney's fees, judgements, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions. Section 102(b)(7) of the DGCL sets forth circumstances under which a director's personal liability to a corporation or its stockholders for money damages for breach of fiduciary duty as a director may be eliminated or limited. The Certificate of Incorporation provides for the limitation of personal liability of directors to stockholders for monetary damages to Progress or its stockholders for such director's breach of fiduciary duty as a director of Progress to the full extent permitted by law.

     Progress carries a liability insurance policy for its officers and directors.

Item 16.   Exhibits and Financial Statement Schedules.

     The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

     (a)  List of Exhibits:

Exhibit No.                   Exhibit                    Location
-----------                   -------                    --------
4            Specimen Common Stock certificate             (1)

5            Opinion of Elias, Matz, Tiernan & Herrick   (filed herewith)
              L.L.P. regarding legality of securities
              being registered

23.1         Consent of Elias, Matz, Tiernan & Herrick      --
              L.L.P. (contained in the opinion included as Exhibit 5)

23.2         Consent of PricewaterhouseCoopers LLP       (filed herewith)

24           Powers of Attorney (included in the            --
              signature page to the filing of this
              Registration Statement)

_____________

(1)  Exhibit is incorporated by reference to the Registrant's
Registration Statement on Form S-8 (File No. 33-10160) filed with the Commission on November 13, 1986.

                                II-1



     (b)  Financial Statement Schedules.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.


































                                II-2



                             SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania on the 7th day of June 2002.


                                   PROGRESS FINANCIAL CORPORATION


                                   By:  /s/ W. Kirk Wycoff
                                        -------------------------
                                        W. Kirk Wycoff
                                        Chairman, President and
                                         Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Progress Financial Corporation whose signature appears below hereby appoints W. Kirk Wycoff and Michael B. High, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Progress Financial Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.


/s/ W. Kirk Wycoff                                      Date: June 7, 2002
-----------------------------------------------
W. Kirk Wycoff
Chairman, President and Chief Executive Officer
 (principal executive officer)


/s/ Michael B. High                                     Date: June 7, 2002
-----------------------------------------------
Michael B. High
Chief Financial Officer and Chief Operating Officer
 (principal financial and accounting officer)


/s/ John E. F. Corson                                   Date: June 7, 2002
-----------------------------------------------
John E. F. Corson
Director



                                II-3



/s/ William O. Daggett, Jr.                             Date: June 7, 2002
-----------------------------------------------
William O. Daggett, Jr.
Director


/s/ G. Daniel Jones                                     Date: June 7, 2002
-----------------------------------------------
G. Daniel Jones
Director


/s/ Joseph R. Klinger                                   Date: June 7, 2002
-----------------------------------------------
Joseph R. Klinger
Director


/s/ Paul M. LaNoce                                      Date: June 7, 2002
-----------------------------------------------
Paul M. LaNoce
Director


/s/ A. John May, III                                    Date: June 7, 2002
-----------------------------------------------
A. John May, III
Director


/s/ William L. Mueller                                  Date: June 7, 2002
-----------------------------------------------
William L. Mueller
Director


/s/ Kevin J. Silverang                                   Date: June 7, 2002
-----------------------------------------------
Kevin J. Silverang
Director


/s/ Charles J. Tornetta                                  Date: June 7, 2002
-----------------------------------------------
Charles J. Tornetta
Director


/s/ Stephen T. Zarilli                                   Date: June 7, 2002
-----------------------------------------------
Stephen T. Zarilli
Director

                                II-4